                                                                     EXHIBIT F-2

                                  June 7, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:   Xcel Energy Inc. and NRG Acquisition Company, LLC
      Application/Declaration on Form U-1, File No. 70-10059 (the "Application")

Dear Sir or Madam:

         Xcel Energy Inc. ("Xcel Energy") and NRG Acquisition Company, LLC ("Acquisition Company" and, together with Xcel, "Applicants") applied for and received from the Securities and Exchange Commission (the "Commission") the authority to acquire in exchange for common stock of Xcel Energy, all of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of its majority-owned subsidiary, NRG Energy, Inc. ("NRG"), not already owned by Xcel Energy, pursuant to a tender or exchange offer (the "Exchange Offer") and subsequent acquisition of the balance of Common Stock not tendered in the Exchange Offer by means of a statutory short-form merger (the "Merger"), all as more fully described in the Application.

         I am a member of the bar of Minnesota, the place of organization of Xcel Energy. I am not a member of the bar of any other state of the United States in which the Applicants are formed or qualified to do business and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to the Applicants who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by the Applicants.

         In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

         Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, with respect to the Applicants and each of their respective subsidiaries and associate companies:

         (a) all state laws applicable to the proposed transactions will have been complied with;

         (b) Acquisition Company has legally acquired the Common Stock of NRG pursuant to the Exchange Offer;

         (c) the Merger has been carried out in accordance with the Application and applicable law;

         (d) the common stock of Xcel Energy issued in connection with the Exchange Offer and the Merger is fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges; and

         (e) the consummation of the proposed transactions does not violate the legal rights of the holders of any securities issued by the Applicants or any of their respective subsidiaries and associate companies.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission.

                                              Very truly yours,


                                              /s/ Gary R. Johnson
                                              ---------------------------------
                                              Gary R. Johnson
                                              Vice President and General Counsel